Exhibit 10.13

DEALER FLOOR PLAN AND SECURITY AGREEMENT

THIS DEALER FLOOR PLAN AND SECURITY AGREEMENT (the “Agreement”) is made as of September 28, 2007, by and among FOUNTAIN DEALERS’ FACTORY SUPER STORE, INC., a North Carolina corporation (“Borrower”), REGIONS BANK, an Alabama state banking corporation (together with its successors and assigns, “Lender”), FOUNTAIN POWERBOATS, INC., a North Carolina corporation (“Fountain Powerboats”), and FOUNTAIN POWERBOAT INDUSTRIES, INC., a Nevada corporation (“Parent” and together with Fountain Powerboats, the “Guarantors”).

WHEREAS, Borrower and Guarantors have requested Lender to loan money to and otherwise extend credit to Borrower to finance, inter alia, its inventory of new vessels, watercraft, boat and boat motors (hereinafter, “Floor Plan Credit”); and

WHEREAS, Lender has required, as a condition to extending Floor Plan Credit that this Agreement be executed by Borrower and Guarantors; and

WHEREAS, Lender has loaned and/or extended credit and/or may in the future loan and/or extend credit to Borrower by reason of the request of Borrower and in reliance upon this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS

1.01	Uniform Commercial Code Terms

The following terms shall have the meanings assigned to each under the Uniform Commercial Code in effect from time to time in the jurisdiction where Borrower and each Guarantor, as applicable, is located (and if a different jurisdiction, where the Collateral is located) (collectively the “UCC”): Accounts, Chattel Paper, including Electronic Chattel Paper, Commercial Tort Claim, Documents, Deposit Accounts, Equipment, including Accessions, General Intangibles, including Payment Intangibles, Goods, including Fixtures, Instruments, Inventory, Investment Property, Letter of Credit Rights, Software, Supporting Obligations, and Proceeds, including Non-Cash Proceeds.

1.02	Other Terms

As used herein the following capitalized terms will have the following meanings:

“Affiliate” shall mean, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, (iii) any other Person of which such Person owns, directly or indirectly, ten percent (10%) or more of the common stock or equivalent equity interests or (iv) such Person’s officers, managers, directors and partners. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

“Borrower” shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

“Business Day” shall mean each day Lender is open for business except Saturdays.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Change of Control” shall mean and be deemed to occur if (i) Parent ceases to own, beneficially and of record, and control 100% of the total Capital Stock of Borrower and Fountain Powerboats, (ii) any Person or group of Persons acting in concert, other than Reginald M. Fountain, Jr. shall become the “beneficial owner” of Capital Stock of Parent representing 25% or more of the combined voting power of the then outstanding Capital stock of Parent ordinarily having the right to vote in the election of directors, (iii) during any period of up to twelve (12) consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such twelve (12) month period were directors of Parent (together with any new director whose election by Parent’s board of directors or whose nomination for election by Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the directors of Parent then in office, or (iv) Reginald M. Fountain, Jr. shall cease to serve as the chief executive officer of the Credit Parties unless the Credit Parties shall have selected a chief executive officer reasonably satisfactory to Lender.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.

“Collateral” shall have the meaning set forth in Section 5.01 hereof.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414 of the Code.

“Credit Documents” means all notes, instruments, agreements, contracts, mortgages, deeds of trust, indentures, assignments, guarantees, control agreements, security agreements, pledges and any and all other instruments, agreements, documents and writings of every kind, type and description heretofore or at any time or times hereafter given, executed and/or delivered in order to evidence any Obligation, to secure or support the payment or performance for any Obligation or otherwise in connection with or relating to any Obligations, as the same have been or may be modified, supplemented or amended from time to time, including, without limitation, the Note, this Agreement and the Loan Agreement.

“Credit Parties” shall mean Borrower and each of the Guarantors.

“Debt Service” shall mean, for any period, the sum of (i) interest expense of Borrower, plus (ii) all scheduled principal payments due on any Indebtedness of Borrower, plus (iii) all payment obligations of Borrower under all leases and rental agreements, plus (iv) all payment obligations under Hedge Agreements, all for such period.

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” shall mean the Prime Rate (as defined in the Note) plus 3.00%.

“EBITDA” shall mean, for any period, the aggregate of (i) the net income (or loss) of Borrower and its subsidiaries, as determined on consolidated basis in accordance with GAAP, plus (ii) the sum of depreciation, amortization of intangible assets, interest expense, and income tax expense to the extent taken into account in the calculation of clause (i) above, and minus (iii) interest income to the extent taken into account in the calculation of clause (i) above, all for such period.

“Environmental Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, permit, license, approval, interpretation, order, guidance or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same Controlled Group as, any Credit Party or any of their subsidiaries, within the meaning of 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan; (ii) a complete or partial withdrawal by Credit Party or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by any Credit Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (iii) the distribution by any Credit Party or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan; (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Credit Party or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Credit Party or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days; (vi) the imposition upon any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Credit Party or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan; (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by Credit Party or any ERISA Affiliate; (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which any Credit Party or any of their ERISA Affiliates may be directly or indirectly liable; or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Credit Party or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Event of Default” shall have the meaning assigned to that term in Section 8.02 of this Agreement.

“Floor Plan Credit” shall mean and include any and all extensions by Lender of credit hereunder to, or for the benefit of, Borrower, with respect to the finance of Borrower’s Inventory including, without limitation, new watercraft, boat and boat motors and other Items.

“Fountain Powerboats” shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

“GAAP” shall mean general accepted accounting principles in the United States of America in effect from time to time consistently applied.

“Guarantors” shall have the meaning assigned in the introductory paragraph of this Agreement.

“Guaranty” shall mean the guaranty agreement set forth in Section 9 of this Agreement.

“Hazardous Material” shall mean any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous; (iii) its presence requires investigation or remediation under an Environmental Law or common law; (iv) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (v) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Hedge Agreement” shall mean any interest rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates entered into in connection with this Agreement to manage existing or anticipated interest rate risks and not for speculative purposes.

“Indebtedness” shall mean, as to any Person, all items of indebtedness, obligations, or liability for borrowed money, which, in accordance with GAAP and the practices or pronouncements relating thereto would be included in determining liabilities as shown on the liabilities side of the balance sheet, including, without limitation, the Obligations and other indebtedness to Lender, now or hereafter and howsoever evidenced, matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several.

“Item” shall mean a New Item or Used Item, as applicable.

“Lender” shall have the meaning assigned to that term the introductory paragraph of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan Agreement” shall mean, collectively, the Amended and Restated Loan Agreement of even date herewith among the Guarantors and Lender, as may be amended, modified, supplemented or restated from time to time, and all notes, instruments, agreements, contracts, mortgages, deeds of trust, indentures, assignments, guarantees, control agreements, security agreements, pledges and any and all other instruments, agreements, documents and writings of every kind, type and description heretofore or at any time or times hereafter given, executed and/or delivered in connection therewith, as the same have been or may be modified, supplemented or amended from time to time.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of any Credit Party or of the Credit Parties taken as a whole, (ii) the ability of any Credit Party to perform any of its obligations under the

Credit Documents, (iii) the rights and remedies of Lender under any of the Credit Documents or (iv) the legality, validity or enforceability of any of the Credit Documents.

“Maximum Credit” shall mean $5,000,000 or such other amount as Lender may determine in its sole discretion. Lender may, in its sole discretion without any obligation or requirement to do so, extend additional credit to Borrower in excess of the Maximum Credit, which additional credit shall be subject to the terms and conditions of this Agreement, including the security interest herein created, and which additional credit shall be deemed approved and guaranteed by the Guarantors pursuant to the Guaranty.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 400l(a)(3) of ERISA.

“New Item” shall mean and include Borrower’s Inventory of new watercraft or structure, other than a seaplane on the water, used or capable of being used as a means of transportation or habituation on the water, and all new boats and boat motors, purchased from Fountain Powerboats, all of which shall be new, shall have never been owned by a consumer and shall be the current type models when acquired by Borrower.

“Note” shall mean that certain promissory note of Borrower to Lender dated as of the date hereof evidencing the Floor Plan Credit, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Obligations” shall mean and include the performance of the covenants and agreements set forth herein and the payment and performance of all of all loans, advances, indebtedness, liability and other obligations of Credit Parties owed to Lender and/or any affiliate of Lender, of every kind and description whether now existing or hereafter arising including without limitation those owed to others and acquired by Lender (by purchase, assignment or otherwise) and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, due or to become due, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and all liabilities and obligations in connection with the finance or purchase of Items, including advances to boat or boat motor manufacturers, boat auction companies and other sellers, and all liabilities, obligations and indebtedness arising under this Agreement, any other Credit Document and all other instruments and agreements evidencing, guarantying or securing any of the foregoing, and all obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of any Credit Parties and all expenses and reasonable attorneys’ fees incurred or other sums disbursed by Lender under this Agreement, any other Credit Document or any other document or instrument related thereto or related to any of the foregoing or related to the preservation, realization, enforcement and exercise of rights, powers and remedies of Lender under the Credit Documents or related to any of the foregoing, including but not limited to obligations owed under the Note.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Parent” shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Liens” shall mean the Liens identified on Schedule 5.02(a) attached hereto.

“Person” shall mean any individual, corporation, partnership, association, joint stock company, trust, limited liability company or partnership, incorporated organization, joint venture, court or government or political subdivision or agency.

“Plan” shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index/html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sd/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Solvent” shall mean as to any Person on any particular date, that such Person (i) has capital sufficient to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business, and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.

“Used Item” shall mean and include Borrower’s Inventory of used watercraft or structure, other than a seaplane on the water, used or capable of being used as a means of transportation or habituation on the water, and all used boats and boat motors, traded to Borrower towards the purchase of New Items.

2.	FLOOR PLAN CREDIT

2.01	Amount of Floor Plan Credit

a. Lender has undertaken to make available to Borrower the Floor Plan Credit in a total maximum amount not to exceed the Maximum Credit. Borrower understands and acknowledges that Lender will not finance for Borrower any merchandise or goods that do not fit the definition of “Item”. Borrower has not requested nor does Borrower expect Lender to ever grant and/or extend credit to it in excess of the Maximum Credit in the aggregate at any time outstanding. However, each Credit Party agrees and understands that the creation or existence, from time to time, of Floor Plan Credit in an amount in excess of the stated Maximum Credit for the purchase of Items by sight draft, electronic funds transfer debt, automated clearinghouse debt, or otherwise may be inadvertently or otherwise exceeded and if done so, is hereby authorized, without notice to any Credit Party, and shall in no way affect or impair the rights of Lender or the obligation and liabilities of Borrower under this Agreement to repay same in accordance with the terms of this Agreement or of the Guarantors under the Guaranty.

b. Borrower agrees that the maximum amount of Floor Plan Credit to be advanced for any specific New Item will not exceed the lesser of (i) such Item’s manufacturer’s invoiced price, (ii) the fair market value of the Item, or such other reasonable amount as determined by Lender as the value for such Item, as would reasonably be determined as the price of a similar type of good between a manufacturer and dealer of such types of goods and (iii) the cost of manufacturing such Item by Fountain Powerboats.

c. Borrower agrees that the maximum amount of Floor Plan Credit to be advanced for any specific Used Item will not exceed the lesser of (i) 70% of the value of the Used Item listed in the current used boat ABOS guide, (ii) the amount another dealer or wholesaler has agreed to pay for such Used Item and (iii) the fair market value of the Item, or such other reasonable amount as determined by Lender as the value for such Item, as would reasonably be determined as the price of a similar type, age and condition of used boat between dealers of such types of goods. Borrower agrees that the maximum amount of Floor Plan Credit to be advanced for all Used Items at any one time will not exceed $2,000,000.

d. Borrower hereby promises to pay in full to Lender the amount of all Obligations, including the principal amount of all Floor Plan Credit advances, together with accrued interest, fees and other amounts due thereon, all in accordance with the terms of the Credit Documents. To the extent that Floor Plan Credit advances are re-paid, the Floor Plan Credit may be reborrowed. Lender reserves the right to refuse to make an advance of Floor Plan Credit at its election without notice, with or without cause.

2.02	Procedure

Borrower agrees that in all cases, the proceeds of all Floor Plan Credit by Lender will only be used to enable Borrower to acquire ownership of, or rights in, Inventory consisting of Items. In order for Borrower to request an advance of Floor Plan Credit, Borrower will give Lender written notice (a “Notice of Borrowing”) no later than 11:00 a.m. Atlanta, Georgia time at least one (1) Business Day prior to the requested advance. Each Notice of Borrowing shall be irrevocable and shall (i) specify the aggregate advance of Floor Plan Credit requested, (ii) specify the requested date for the making of such advance, which shall be a Business Day, (iii) attach the manufacturer’s statement of origin for the Item to be refinanced or acquired by such advance of Floor Plan Credit, (iv) include a description with serial number of such Item, and (v) include a reasonably detailed summary of the cost associated with such Item, including, for any Used Item, a copy of the evaluation form used in the determination of the value of such Used Item. Each Notice of Borrowing delivered hereunder shall be deemed a representation and warranty by Borrower, binding upon Borrower that all conditions precedent to such advances under Section 4.02 are satisfied as of the date of such request and as of the date of such advance of Floor Plan Credit. Notwithstanding anything herein to the contrary, Borrower acknowledges and agrees that Lender, at its election, in its sole discretion, may make and/or maintain arrangements for payment for Items shipped to Borrower by Fountain Powerboats without any order or directions from Borrower, other than this Agreement. Lender may make any such arrangements as are satisfactory to Lender, in its sole discretion, and satisfactory to Fountain Powerboats for such Items, without any order or directions from Borrower, other than this Agreement, when and to the extent Lender is prepared to extend Floor Plan Credit to Borrower for the purchase of such Items, and all such payments, howsoever evidenced, shall be subject to the terms of this Agreement. When Borrower acquires Items by way of drafts drawn on Lender or checks drawn by Lender in accordance with Section 2.03, or otherwise by Floor Plan Credit Advances, Borrower grants to Lender, and Lender shall have a purchase money security interest in, the Items so acquired. This purchase money security interest is in addition to the other forms of security that Lender has in such Items.

2.03	Drafts and Checks

To facilitate the financing of Items ordered by Borrower, Borrower acknowledges and agrees that advances of Floor Plan Credit made hereunder by Lender may be evidenced solely by drafts (including, but not limited to, electronic drafts) drawn on Lender by Fountain Powerboats or by checks drawn by Lender to pay such drafts and Lender’s books and records relating to such advances shall, in the absence of manifest error, be conclusive. Borrower hereby agrees to reimburse Lender for any and all drafts or checks so drawn. Either the original draft or check or any copy or facsimile thereof, or Lender’s books and records relating thereto, shall constitute prima facie evidence of such Obligations in any action or suit for collection thereof or otherwise, and shall be legal and sufficient evidence of production of any note or other instrument or document evidencing Obligations to Lender.

2.04	Promissory Note

Borrower’s execution of the Note and/or any other instrument for the amount of the Maximum Credit extended by Lender to Borrower from time to time hereunder shall be deemed evidence of Borrower’s obligation to pay Lender. However, in no event will delivery of an instrument evidencing an obligation to pay Lender be considered actual payment neither to Lender, nor in limitation of Borrower’s Obligations hereunder for amounts in excess of the Maximum Credit unless actual payment be made to Lender in reduction of such Obligations. Either the original or any copy or facsimile of such Note shall constitute prima facie evidence of the Obligations to Lender in any action or suit for collection thereof or otherwise, and shall be legal and sufficient evidence of production of such Note or other instrument or document.

3.	PAYMENT TO LENDER

3.01	Service Fees

Lender may charge Borrower a service fee monthly of $4.00 for each and every Item (on a per Item basis) financed by Floor Plan Credit. The service fee is a collective term which refers to all per Item charges, including, but not limited to, the following: (i) a per Item fee for maintaining arrangements for payment for Items shipped and/or delivered to Borrower; and (ii) a per Item fee for appraising, examining and/or verifying the Inventory of Items that Lender is financing. The service fee does not include interest or late payment fees.

3.02	Interest

Borrower agrees to pay Lender interest monthly on the entire unpaid principal balance of the amounts advanced from time to time hereunder at the rate set forth in the Note. All interest, at the option of Lender, shall be computed and charged for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as applicable.

3.03	Principal Reduction

a.	New Item Curtailment

From the date Lender first advances Floor Plan Credit with respect to any New Item until repayment in full of such Floor Plan Credit, Borrower shall pay Lender a principal reduction of the amount so financed with Floor Plan Credit for the New Item equal to payment of five percent (5%) of the initial advance for such New Item per month once the New Item has been in inventory of Borrower for six (6) months. If an advance of Floor Plan Credit for a New Item is not repaid in full within nine (9) months from the date of such advance, Borrower shall pay to Lender the amount of all sums advanced for such New Item, less any sums paid by Borrower to Lender and applied by Lender against such amount financed with Floor Plan Credit for such New Item.

b.	Used Item Curtailment

From the date Lender first advances Floor Plan Credit with respect to any Used Item until repayment in full of such Floor Plan Credit, Borrower shall pay Lender a principal reduction of the amount so financed with Floor Plan Credit for the Used Item equal to payment of twenty-five percent (25%) of the initial advance for such Used Unit per month once the Used Item has been in inventory of Borrower for four (4) months. If an advance of Floor Plan Credit for a Used Item is not repaid in full within eight (8) months from the date of such advance, Borrower shall pay to Lender the amount of all sums advanced for such Used Item, less any sums paid by Borrower to Lender and applied by Lender against such amount financed with Floor Plan Credit for such Used Item.

c.	Upon Transfer

Borrower agrees to repay Lender the amount of such Item financed with Floor Plan Credit, less any sums paid by Borrower to Lender and applied by Lender against such amount financed with Floor Plan Credit for such Item, immediately, but in no event later than five (5) Business Days of the date that Borrower sells, transfers, leases and/or delivers any such Item to a third party. Until so paid, Borrower shall hold the proceeds in trust for Lender. If requested by Lender, Borrower shall maintain a separate bank account with Lender into which all cash proceeds of sales, leases or other dispositions of Items will be deposited.

d.	Excess of Maximum Credit

In the event that, at any time, the aggregate amount of all advances of Floor Plan Credit outstanding hereunder shall exceed the Maximum Credit, Borrower will immediately prepay the outstanding principal amount of the Floor Plan Credit in the amount of such excess.

e.	Optional Repayment

At any time and from time to time, Borrower shall have the right to prepay any advances of Floor Plan Credit outstanding, in whole or in part, without premium or penalty, upon written notice given to Lender not later than 11:00 a.m. Atlanta, Georgia time, one (1) Business Day prior to each intended prepayment of any portion of any Floor Plan Credit.

3.04	Billing and Payment Due

Lender may provide Borrower on a date Lender selects, all in Lender’s sole discretion, monthly periodic statements to Borrower for interest or other charges, and for repayment of any principal amounts due. All amounts set forth upon the monthly periodic statements are due upon receipt. Payment for such periodic amounts shall be past due after the 15th day of the month immediately following the month for which the periodic statement covers. Such monthly periodic statements may include any amounts owing to Lender, including, but not limited to, principal, interest, service fees, mandatory principal reductions, insurance premiums and/or any other amounts or Obligations due Lender. The fact that Lender may send a monthly periodic statement in no way relieves Borrower from the responsibility for principal reductions, as set forth in Section 3.03 hereof, or payments of other amounts due hereunder. In the absence of manifest error, the amounts owing to Lender set forth on such monthly statements shall be deemed conclusive, unless Borrower notifies Lender in writing of any correction or objection thereto within thirty (30) calendar days of receipt thereof.

If any amount due hereunder or under the Note or any other Obligation is not paid when due, such amounts shall bear interest from the date when due until paid in full at the Default Rate.

3.05	Application of Payments

a.	Allocation of Principal Reduction Payments.

All payments in accordance with Sections 3.03(a), 3.03(b) or 3.03(c) will be applied directly to principal of Floor Plan Credit advanced, if Borrower designates such payment as a “Principal Reduction” and specifies the Item(s) (by serial number) for which the principal reduction should be allocated.

b.	Allocation of Other Payments.

All payments received by Lender from or to the benefit of Borrower that are not properly designated as a “Principal Reduction” and specified an Item (as set forth in Section 3.5) shall first be applied to interest, then to insurance placed and paid by Lender (if any), then to other fees and expenses (if any), then to principal of Floor Plan Credit advanced for Items, to such Items as Lender determines in its sole discretion, then to any and all other Obligations.

3.06	Taxes.

All payments of principal, interest and fees and all other amounts to be made by Borrower pursuant to this Agreement or the Note with respect to any Floor Plan Credit or fees relating thereto or with respect to any other Obligation shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed on or measured by any governmental authority or by any taxing authority thereof, or therein, excluding (i) taxes imposed on or measured by Lender’s net income, (ii) franchise taxes imposed on Lender by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof, and (iii) taxes imposed on Lender’s income. In the event that Borrower is required by applicable law to make any such withholding or deduction of taxes with respect to any Floor Plan Credit or fee or other amount or Obligation, Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to Lender all receipts and other additional amounts as may be necessary in order that the amount received by Lender after the required withholding or other payment shall equal the amount Lender would have received had no such withholding or other payment been made.

4.	CONDITIONS PRECEDENT

4.01	Conditions Precedent to Effectiveness

The obligations of Lender to make the initial advance of Floor Plan Credit hereunder is subject to the receipt by Lender of the following in form and substance reasonably satisfactory to Lender:

a. this Agreement duly executed and delivered by the Credit Parties;

b. the Note duly executed and delivered by Borrower;

c. certificates of the Secretary of each of the Credit Parties, attaching and certifying copies of its articles of incorporation and bylaws and of the resolutions of its board of directors authorizing the execution, delivery and performance of the Credit Documents to which it is a party and certifying the name, title and true signature of each officer of the Credit Parties executing the Credit Documents to which it is a party;

d. certified copies of the articles of incorporation or other charter documents of the Credit Parties, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of the Credit Parties and each other jurisdiction where such Credit Parties are required to be qualified to do business as a foreign corporation;

e. an opinion of counsel of (A) Ward and Smith, P.A., counsel to Borrower and Fountain Powerboats, and (B) McDonald Carano Wilson, LLP, special Nevada counsel to Parent, each addressed to Lender and in form and substance satisfactory to Lender;

f. a certificate, signed by the president, the chief executive officer or the chief financial officer of each Credit Party, certifying that (i) all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents are true, correct and complete as of the closing date, (ii) no Default has occurred and is continuing, (iii) no Material Adverse Effect has occurred since June 30, 2006, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions to the effectiveness of this Agreement set forth in this Section 4.01 have been satisfied or waived as required hereunder;

g. payment by Borrower (i) to Lender, of the fees required to be paid to it on the closing date, and (ii) of all other fees and reasonable expenses required hereunder or under any other Credit Document to be paid on or prior to the closing date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Credit Documents;

h. certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Credit Parties as debtor and that are filed in the jurisdictions in which each such Person is “located” (within the meaning of the UCC), together with copies of such other financing statements that name the each of the Credit Parties as debtor;

i. certificates of insurance complying with the requirements of Section 5.02(e); and

j. such other approvals, consents, agreements, certificates, legal opinions or documents as Lender shall reasonably request.

4.02	Conditions Precedent to Future Advances

The obligation of Lender to make any future advance of Floor Plan Credit is subject to the satisfaction of the following conditions:

a. Lender shall have received a Notice of Borrowing in accordance with Section 2.02;

b. at the time of and immediately after giving effect to such advance, no Event shall exist;

c. all representations and warranties of the Credit Parties set forth in the Credit Documents shall be true and correct in all material respects on and as of the date of such advance, in each case before and after giving effect thereto;

d. Lender shall have received such other documents, certificates, information or legal opinions as it may reasonably request, all in form and substance reasonably satisfactory to Lender;

e. each of the conditions precedent set forth in any other Credit Document shall have been and shall remain satisfied;

f. no event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect on the Credit Parties; and

g. no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of or which is related to or arises out of, this Agreement or any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.

The making of each advance shall be deemed to constitute a representation and warranty by the Credit Parties on the date thereof as to the matters specified in paragraphs (a) through (g) of this Section 4.02.

4.03	Waiver of Conditions Precedent.

If Lender funds any Floor Plan Credit hereunder prior to the fulfillment of any of the conditions precedent set forth in this Section 4, the making of such Floor Plan Credit shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Borrower shall thereafter use its best efforts to fulfill each such condition within thirty (30) days after the making of such Floor Plan Credit.

5.	LENDER’S SECURITY; LENDER’S RIGHT OF SET OFF; LENDER’S OTHER PROTECTION

5.01	Collateral

To secure all Obligations of the Credit Parties, each Credit Party hereby grants to Lender a first priority lien and security interest in the following described properties, whether now owned or hereafter acquired, or in which such Credit Party has an interest (including but not limited to, those which are now or hereafter in the possession or control of Lender or in transit by mail or carrier to or in the possession of any third party acting on behalf of Lender, without regard to whether Lender received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Lender had conditionally released the same, and the proceeds thereof, all rights to payment from, and all claims against Lender), by way of replacement, substitution, addition or otherwise, together with all additions and accessions thereto and all proceeds thereof (the “Collateral”):

a.	All Inventory, including but not limited to, all vessels, watercraft, boats and boat motor, parts, and accessories for any of the foregoing, together with additions and accessions thereto including products of and accessions to inventory, packing and shipping materials, and all documents of title, whether negotiable or non-negotiable, representing any of the foregoing;

b.	All Goods, including all Fixtures located on the real property identified on Schedule 5.01 attached hereto whose record owner is set forth on such Schedule 5.01;

c.	All Chattel Paper, including Electronic Chattel Paper;

d.	All Accounts, whether or not earned by performance, including any right to payment of goods leased or for services and rights under contracts with manufacturers of vessels and vehicles of whatsoever nature including dealer holdbacks, payments for warranty work, bonuses, rebates, incentives and credits;

e.	All Documents and documents of title, including without limitation certificates of title and certificates of origin for Items;

f.	All Deposit Accounts;

g.	All Instruments;

h.	All Investment Property;

i.	All General Intangibles, including without limitation, Payment Intangibles, choses in action, causes of action, licenses, franchises, tax refunds, copyrights, service marks, trademarks, trade names, trade secrets, patents, goodwill and all other intellectual and intangible property of any kind;

j.	All Equipment, including without limitation, vessels, boats and boat motors;

k.	All furniture, furnishings, computer system components, Software, peripherals, licenses, and other personal property of any kind or character;

l.	All Letter of Credit Rights;

m.	All Supporting Obligations;

n.	All Commercial Tort Claims;

o.	All products and Proceeds (including Noncash Proceeds) of, additions and accessions to, replacements of, insurance or condemnation proceeds of, property received wholly or partly in trade or exchange for, and Documents covering, any of the foregoing, including without limitation insurance proceeds, Chattel Paper, Goods, including without limitation vessels, boats, boat motors or other goods received in trade, contract rights, Accounts, whether or not earned by performance, Documents, Instruments, General Intangibles, claims, claims for loss or damage to any property, unearned insurance premiums, money, negotiable instruments, other Instruments for the payment of money, Investment Property, Deposit Accounts, Chattel Paper, security agreements, securities, drafts, Documents, and the Proceeds of such Proceeds; and

p.	All books and records (including customer lists), paper and electronic, files, computer programs, computer software, data processing records and correspondence in any way related to any of the foregoing.

Each Credit Party hereby agrees to execute and deliver to Lender and, as applicable, authorizes Lender to execute, deliver and file, any security agreements, control agreements, deeds of trust, mortgages, UCC Financing Statements, UCC Financing Statement Amendments, documents of title and/or other documents deemed necessary or advisable by Lender in order to protect, continue or perfect the security interest or lien or title in all or any part of the Collateral (and the Credit Parties, jointly and severally, agree to pay all costs and expenses of recording same). This document shall constitute a security agreement under the UCC, and in addition to having all of the other legal rights and remedies under this Agreement, under law and in equity, Lender shall also have all rights and remedies of a secured party under the UCC.

5.02	Representations, Warranties and Covenants with Respect to Collateral

Each of the Credit Parties warrants, represents and covenants to Lender that:

a.	The Credit Parties have good and marketable title to the Collateral and all assets reflected on the most recent balance sheets submitted to Lender, free and clear from all Liens of any kind, except for: (i) current taxes and assessments not yet due and payable, (ii) assets previously disposed of in the ordinary course of business, (iii) any security interests, pledges, assignments or mortgages granted to Lender to secure the repayment or performance of the Obligations, (iv) Liens created pursuant to the Loan Agreement; (v) real property subject to mortgage indebtedness in favor of Lender; and (vi) Permitted Liens.

b.	Except for the security interest hereby granted and the security interest granted in any other Credit Document and the Permitted Liens, the Credit Parties are, and as to Collateral acquired after date hereof, will be, the owners of the Collateral free and clear from any taxes, Lien, security interest or encumbrance, other than in favor of Lender. The Collateral now is and shall always be kept in good repair and safe condition, and the Credit Parties shall defend the Collateral against all other claims and demands whatsoever, and shall indemnify, hold harmless and defend Lender from all damages, losses and attorney’s fees in connection therewith, including any advances by Lender to preserve and protect the Collateral. Except for Inventory shipped to Fountain Powerboats’ and Borrower’s customers in the ordinary course of business, the Credit Parties are in exclusive possession of the Collateral.

c.	The Credit Parties shall not sell, contract to sell, lease, encumber, or otherwise transfer the Collateral (other than Inventory sold in the ordinary course of business) until the Obligations have been paid and performed in full, the Credit Parties acknowledging nonetheless that Lender has a security interest in the proceeds of such Collateral.

d.	Except for financing statements filed to perfect Permitted Liens, there is no financing statement now on file, or secured interest or lien shown on any certificate of title, covering or related to any of the Collateral of the Credit Parties or in which any Credit Party is named as or signs as a debtor. Without the prior written consent of Lender, no Credit Party will execute or permit the filing of any such financing statement, or indication of security interest or lien on any such certificate of title, except for financing statements or indication of security interest or lien on any such certificate of title, filed in connection with the Credit Documents.

e.

The Credit Parties shall keep all the Collateral fully insured, by financially sound and reputable insurers acceptable to Lender, against loss and/or damage by fire, windstorm, water, theft, malicious mischief, and extended coverage in such amounts and by such companies as shall be acceptable to Lender, in each case authorized to do business in the jurisdiction where the Collateral is located. The Credit Parties shall maintain such other insurance to such extent and against such risks, including public liability, fire and other risks insured against by extended coverage as is customary with Persons in the same or similar businesses. The Credit Parties shall furnish certificates or other evidences of such insurance coverage to Lender upon Lender’s request. Such policies of insurance or certificates evidencing such policies shall be delivered by the Credit Parties to Lender. All such policies shall contain a loss payable clause, in a form satisfactory to Lender, naming Lender as loss payee as its interest may appear. Unless written consent to the contrary is first obtained from Lender, all proceeds payable under any such policy shall be payable in any event to Lender. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to give Lender not less than thirty (30) days written notice before any such policy shall be altered or cancelled or the coverage thereunder reduced or restricted. Lender may act as the Credit Parties’ agent in adjusting or compromising any loss under any such insurance policy and in collecting and receiving the proceeds from any such policy. In the event of any loss under any such policy of insurance, the insurer named therein is hereby authorized and directed by the Credit Parties to make payment for such loss to Lender as its interest may appear, rather than to the applicable Credit Party and Lender jointly. If any Credit Party shall default in its obligation to procure and maintain proper insurance coverage on the Collateral as required by this paragraph, then Lender shall have the right (but not the obligation) to procure such insurance and to charge the costs of same to Borrower, which costs shall be added to and become a part of the unpaid principal amount of the Obligations and shall bear interest at the rate specified in the Note; such interest shall be payable on demand by Lender and shall be secured by the Collateral. Borrower will pay all premiums on the insurance referred to herein as and when they become due, and do all things necessary to maintain the insurance in effect. Proceeds received from any insurance or other sources may be applied by Lender towards payment of any Obligations secured hereby, whether or not due, in such order of application as Lender may determine, and no insurance coverage or payment of proceeds thereof shall otherwise relieve any Credit Party from any liabilities hereunder.

f.	If any Collateral is evidenced or represented by a document of title, Lender may at its discretion require Borrower to deliver that document of title to Lender.

g.	No Credit Party will misuse or conceal the Collateral or use it contrary to the provisions of any insurance coverage, or for lease or hire unless Lender otherwise agrees in writing and will, at its own expense, properly house the Collateral and promptly pay when due all costs and expenses incurred or accruing in connection with the custody, care and possession thereof.

h.	The Credit Parties shall maintain possession of all Collateral at the locations disclosed to Lender and not to remove the Collateral from that location except for deliveries to customers in the ordinary course of business, without the prior written consent of Lender.

i.	Each Credit Party has full right to grant the security interest granted herein.

j.	As to any Account which is, or may become part of the Collateral, each such Account is a valid account receivable and that no such Account shall be sold, assigned, transferred, discounted, hypothecated, or otherwise subjected to any Lien, encumbrance or security interest, and that each Credit Party shall defend all such Accounts against all claims of any Person whomsoever.

k.	If any of the Collateral is or will be attached to real estate in such a manner as to become a fixture under applicable state law, that said real estate is not encumbered in any way, or if said real estate is encumbered, the Credit Parties will secure from the Lien holder or the party in whose favor it is or will become so encumbered a written consent and subordination to the security interest hereby granted or a written disclaimer of any interest in the Collateral, in such form as is acceptable to Lender.

l.	Schedule 5.02(1) (as such Schedule may be supplemented from time to time) correctly identifies all Commercial Tort Claims owned by each Credit Party. Each Credit Party shall advise Lender promptly upon such Credit Party becoming aware, after the date hereof that it owns any additional Commercial Tort Claims. With respect to any such Commercial Tort Claims, such Credit Party will execute and deliver such documents, including supplements to Schedule 5.02(l), as Lender deems necessary to describe, create, perfect and protect a first priority security interest of Lender in such Commercial Tort Claims.

5.03	Lien Perfection: Further Assurances

Promptly after Lender’s request therefore, Borrower shall execute or cause to be executed and delivered to Lender such instruments, assignments, title certificates or other documents as are necessary under the Uniform Commercial Code or other applicable law (including any vehicle or vessel certificate of title act) to perfect (or continue the perfection of) Lender’s Lien upon the Collateral and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement, the Credit Documents, and the transactions contemplated thereby, all at the cost of the Credit Parties. Unless prohibited by applicable law, each Credit Party hereby irrevocably authorizes Lender to file in any jurisdiction any financing statement or amendment thereto on Borrower’s behalf, including financing statements that indicate the Collateral (i) as all assets or all personal property of Borrower or words to similar effect or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth herein. Each Credit Party also hereby ratifies its authorization for

Lender to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

5.04	No Assumption of Liability

The security interest granted pursuant to this Agreement is granted as security only and shall not subject Lender to, or in any way alter or modify, any obligation or liability of Borrower with respect to or arising out of the Collateral. It is understood and agreed that (i) Lender does not assume, and shall not be subject to any obligation or liability of Borrower under any Collateral in which Lender is granted a security interest, and (ii) Lender has no obligation to notify Borrower with regard to payment or nonpayment of any sums in which Lender holds a security interest hereunder, nor does Lender have any obligation to Borrower to enforce performance of any agreement or covenant contained in or in connection with any Collateral in which Lender is granted a security interest.

5.05	Right of Set Off

To secure all Obligations of the Credit Parties to Lender, the Credit Parties grant to Lender, and Lender shall have a lien upon and security interest in (and may, without demand or notice of any kind, after the occurrence of an Event of Default, at any time and from time to time when any amount shall be due and payable by any Credit Party hereunder, set off, appropriate and apply toward the payment of such amount in such order of application as Lender may, in its sole discretion, elect) any and all balances, credits, deposits, accounts or monies of or in the name of any Credit Party now or hereafter with Lender and any and all property of every kind or description of or in the name of any Credit Party now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, Lender or any agent or bailee for Lender.

5.06	Provisions Concerning Items and Inventory:

a.	All Items shall be held by Borrower for the sole purpose of storing and exhibiting the same for sale or lease in the ordinary course of Borrower’s business. Borrower shall keep the Items subject to inspection by Lender and free from all Liens except property taxes that have been properly assessed but are not yet due. Borrower shall allow Lender access to Items at any time for inspection and auditing. Borrower shall not use or operate, or permit the use or operation of, more than five (5) Items for demonstration purposes or any Items for other purposes not involving the direct sale or lease of Inventory.

b.	If any Items are evidenced by or represented by a certificate of title, Borrower shall immediately notify Lender and cause the security interest of Lender in such Item to be shown on any such certificate of title.

c.	Upon the sale of each Item, Borrower shall deliver to Lender the payment required by Section 3.03. Lender’s security interest in any such Item shall attach, to the full extent provided or permitted by law, to the proceeds, in whatever form, of any sale or disposition thereof made by Borrower until such proceeds are accounted for and remitted to Lender as hereinbefore provided.

d.	The risk of loss or damage to the Inventory at all times, including such times as when the property is in transit from the manufacturer or distributor, is assumed by the Credit Parties, who agree to hold Lender harmless from any loss resulting therefrom.

e.	No Credit Party shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise,

unless (i) such return is in the ordinary course of business of such Credit Party, (ii) no Event of Default exists or would result therefrom, (iii) such Credit Party promptly notifies Lender thereof if the aggregate value of all Inventory returned in any month exceeds $10,000; and (iv) any payments received by such Credit Party in connection with any such return are promptly turned over to Lender for application to the Obligations.

f.	The Credit Parties agree to conduct their business operations as it relates to all manners of acquiring, keeping and selling Inventory in accordance with all applicable law applicable to such Credit Party’s Inventory.

g.	The Items will be sold only in the ordinary course of business and Borrower will pay Lender as provided herein any advances with respect to the Item removed from Inventory through sale or destruction, or confiscation thereof; provided, further, following an Event of Default, no Credit Party will sell Collateral without prior written approval of Lender.

5.07	Provisions Concerning Deposit Accounts

As additional security for the payment and performance of the Obligations, each Credit Party hereby grants to Lender a continuing security interest in and Lien upon, and hereby collaterally assigns to Lender, all of such Credit Party’s right, title and interest in and to each Deposit Account of such Credit Party and in and to any deposits or other sums at any time credited to each such Deposit Account, including any sums in any blocked account or any special lockbox account and in the accounts in which sums are deposited. In connection with the foregoing, each Credit Party hereby authorizes and directs each such bank or other depository to (i) follow all instructions originated by Lender with respect to the Deposit Account without further notice to any Credit Party (such notice being hereby expressly waived), and all balances in each Deposit Account maintained by such Credit Party with such depository for application to the Obligations then outstanding and (ii) enter into control agreements whereby such bank or depository agrees to comply with the instructions of Lender and to give Lender control of such Deposit Accounts. The rights given Lender in this Section shall be cumulative with and in addition to Lender’s other rights and remedies in regard to the foregoing property as proceeds of Collateral. Each Credit Party hereby irrevocably appoints Lender as its attorney-in-fact to collect any and all such balances to the extent any such payment is not made to Lender by such bank or other depository after demand thereon is made by Lender pursuant hereto.

Each Credit Party hereby agrees that Lender may serve written notice on applicable Credit Party instructing such Credit Party to deliver to Lender all subsequent payments on Accounts which such Credit Party shall do until notified otherwise. Lender may notify the Account debtor(s) of its security interest and instruct such Account debtor(s) to make further payments on Accounts to Lender instead of to such Credit Party. Lender may serve written notice upon any Credit Party that all subsequent billings or statements of Account rendered to any Account debtor(s) shall bear a notation directing the Account debtor(s) to make payment directly to Lender. Any payment received by Lender pursuant to this Section shall be retained in a separate non-interest bearing account as security for the payment and performance of all Obligations. If an Account of any Credit Party includes a charge for any taxes payable to any governmental authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of such Credit Party and to charge such Credit Party therefore; provided, however, that Lender shall not be liable for any taxes that may be due by any Credit Party. Whether or not an Event of Default exists, Lender and any designee of Lender shall have the right, at any time, in the name of any Credit Party, to verify the validity, amount or any other matter relating to any Accounts of any Credit Party by mail, telephone, telegraph or otherwise. The Credit Parties shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

Each Credit Party hereby agrees that Lender shall have the absolute right to take any one or all of the actions set forth in this Section notwithstanding the fact that all or any part of the Obligations have not matured and each Credit Party is current in payment according to the tenor of the Obligations.

5.08	Account Control Agreements

Each Credit Party agrees not to, without Lender’s prior consent, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the Deposit Accounts with Lender or such other financial institutions designated by the Credit Parties to Lender and unless such bank or other financial institution enters into a control agreement satisfactory to Lender and such Credit Party provides Lender with all information regarding such account requested by Lender to specifically identify such account which in any event shall include all account numbers.

5.09	Lender’s Examination of Collateral

As a continuing condition to the Floor Plan Credit, Borrower does hereby authorize Lender and its agents and representatives the opportunity and license to enter upon the premises of the Credit Parties, or wherever the Collateral may be located, from time to time, in Lender’s sole discretion, and without prior notice, to examine any and all Collateral for any reasonable purpose, including, but not limited to: verifying mileage on all Items; appraising such Items as security; verifying the presence of such Items; verifying the condition of such Items; and verifying the non-use of such Items (as stated in Section 5.06(a) hereof). The Credit Parties do hereby agree to fully cooperate with Lender in its examination.

5.10	Lender’s Examination of Credit Parties’ Books

Each Credit Party agrees to keep accurate records pertaining to each item of Inventory and to furnish to Lender from time to time, upon Lender’s request, a true and complete itemization thereof and/or report of all sales of any and all Inventory. As a continuing condition to the Floor Plan Credit, Lender and its agents and representatives shall have the opportunity and license to enter upon the premises of the Credit Parties, or wherever the Collateral may be located, from time to time, in Lender’s sole discretion, to examine the Credit Parties’ financial records to verify that proper payment has been made for any and all Items that are no longer in Borrower’s possession; to verify payment for all service fees that may be due Lender; to verify proper insurance coverage (as set forth in Section 5.02(e) hereof); and/or any other purpose reasonably related to the Credit Parties’ compliance with this Agreement. Any such inspection of the Credit Parties’ financial books and records will not require any prior notice from Lender to any Credit Party before the conduct thereof. Each Credit Party does hereby agree to fully cooperate with Lender in its examinations.

6.	REPRESENTATIONS, WARRANTIES, INDEMNIFICATION AND ADDITIONAL LIABILITIES

Each Credit Party represents and warrants to Lender that:

6.01	Organization

Each Credit Party, (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to carry on its business as now conducted, (iii) has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business, and (iv) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01 are all the states in which each Credit Party is qualified to do business, the addresses of all places of business of each Credit Party and the addresses at which any of the Collateral is or shall be located, and each Credit Party’s state of incorporation and organizational identification number. Each Credit Party maintains their books and records relating to the Collateral, at its offices set forth on Schedule 6.01. Each Credit Party has good and marketable title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, except with respect to real property, any real property taxes that have been properly assessed but not yet due. Each Credit Party owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by each Credit Party does not infringe on the rights of any other Person.

6.02	Authorization

The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party are within such Credit Party’s corporate powers and have been duly authorized by all necessary board of director, and if required, shareholder action. This Agreement has been duly executed and delivered by each Credit Party, and constitutes, and each other Credit Document to which any Credit Party is a party, when executed and delivered by such Credit Party, will constitute, valid and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

6.03	No Consent; No Violation

The execution, delivery and performance by the Credit Parties of this Agreement and the other Credit Documents to which any Credit Party is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any governmental authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of any Credit Party or any of their subsidiaries or any order of any governmental authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on any Credit Party or any of their subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Credit Party or any of their subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of any Credit Party or any of their subsidiaries, except Liens created under the Credit Documents. No Credit Party is a party to or subject to any agreement or restriction that may have a Material Adverse Effect.

6.04	Financial Statements

The Credit Parties have furnished to Lender (i) the audited balance sheets of each Credit Party and their subsidiaries, if any, as of June 30, 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended and (ii) the unaudited balance sheets of each Credit Party and all of their subsidiaries, if any, as at the end of the fiscal quarter ending June 30, 2007, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by each Credit Party’s chief financial officer. Such financial statements fairly present the financial condition of the Credit Parties and their subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to any Credit Party or their subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected. Since June 30, 2006, there have been no changes with respect to any

Credit Party and their subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

6.05	No Litigation

Except as set forth on Schedule 6.05, no litigation, investigation or proceeding of or before any arbitrators or governmental authorities is pending against or, to the best knowledge of the Credit Party, threatened against or affecting any Credit Party or any of their subsidiaries.

6.06	Compliance with Laws

Each Credit Party is in compliance with (i) all applicable laws, rules, regulations, injunctions, decrees, conditions, orders or other requirements applicable to or imposed upon such Credit Party by any law or any governmental authority, court, or agency, and (ii) all indentures, agreements or other instruments binding upon it or its properties.

6.07	Taxes

Each Credit Party and each of their subsidiaries and each other Person for whose taxes any Credit Party or any subsidiary could become liable have timely filed or caused to be filed all tax returns and reports that are required by them in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon any Credit Party or its assets, including unemployment, social security, and real estate taxes. Each Credit Party has paid all taxes that have been properly assessed and are now due and payable. No taxing authority has asserted or assessed any additional tax liabilities against any Credit Party which are outstanding to this date, and no Credit Party has filed for any extension of time for the payment of any tax or the filing of any tax return or report.

6.08	Information

All factual information furnished by or on behalf of any Credit Party or any subsidiary of any Credit Party in writing to Lender or agents thereof for purposes of or in connection with this Agreement or any of the other Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

6.09	Subsidiaries

No Credit Party has subsidiaries or is a party to any partnership agreement or joint venture agreement, except as set forth on Schedule 6.09 attached hereto. Fountain Powerboats owns all of the outstanding Capital Stock of Borrower. Parent owns all of the outstanding Capital Stock of Fountain Powerboats.

6.10	Compliance Representations

a.	Borrower is trained and experienced in its business of dealing in and selling vessels, watercraft and boats;

b.	Borrower is knowledgeable about consumer lending, consumer lending practices and consumer lending laws (including, but not limited to, the Federal Truth-In-Lending Act, 15 U.S.C. 1601 et. seq.) and applicable state laws of North Carolina; and

c.	Borrower’s business practices do not violate any statute, ordinance or law of the United States, of any State or of any other governmental entity (hereinafter collectively referred to as “Compliance Concerns”).

6.11	Margin Stock

No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System). The execution, delivery and performance of this Agreement and the use of the proceeds of the Floor Plan Credit or any extension of credit hereunder or under the Note, do not and will not constitute a violation of such regulations.

6.12	Investment Company

No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.13	Environmental Compliance

Except as set forth on Schedule 6.13,

a. (i) no Hazardous Material (other than cleaning supplies, as well as all other substances and materials used in the ordinary course of the Credit Parties’ operations, manufacturing and other legitimate business processes and operations) is or has been generated, used, released, treated, disposed of or stored, or otherwise located, in, on or under any property owned, leased, or operated by any Credit Party or any of their subsidiaries or any portion thereof, and no part of the property owned, leased or operated by any Credit Party or any of their subsidiaries (now or in the past), including without limitation the soil and groundwater located thereon and thereunder, has been contaminated by any Hazardous Material; (ii) no improvements on the property owned, leased or operated by any Credit Party or any of their subsidiaries contain any asbestos or substances containing asbestos; (iii) none of the property owned, leased or operated by the any Credit Party or any of their subsidiaries has been the subject of an environmental audit or assessment, or remedial action, and (iv) to the best of the Credit Parties’ knowledge, the foregoing statements are true and correct with respect to al of the real property adjoining any of the property owned, leased or operated by any Credit Party or any of their subsidiaries.

b. None of the property owned, leased or operated by any Credit Party or any of their subsidiaries (now or in the past) has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems.

c. There are no underground storage tanks situated on the property owned, leased or operated by any Credit Party or any of their subsidiaries and, to the best of the knowledge of the any Credit Party or any of their subsidiaries, no underground storage tanks have ever been situated on the property owned, leased or operated by the any Credit Party or any of their subsidiaries.

d. All activities and operations of the Credit Parties and their subsidiaries meet all requirements of all applicable Environmental Law, no Credit Party or any of their subsidiaries have violated any Environmental Law in the past, and the property owned, leased or operated by any Credit Party or any of their subsidiaries has never been the site of a violation of any Environmental Law.

e. No Credit Party or any of their subsidiaries have sent a Hazardous Material to a site which, pursuant to any Environmental Law, (i) has been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems, or (ii) is subject to, or the source of, a claim, an administrative order or other request to take “response,” “removal,” “corrective” or “remedial” action, as defined in any Environmental Law, or to pay for or contribute to the costs of cleaning up the site.

f. No Credit Party or any of their subsidiaries is involved in any suite or proceeding, has received any notice from any Governmental Authority or other third party with respect to a release or threat of release of any Hazardous Material, or violation or alleged violation of any Environmental Law, nor has received notice of any claim from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material.

g. The Credit Parties and each of their subsidiaries has timely filed all reports required to be filed, have acquired all necessary certificates, approval and permits, and have generated and maintained all required data, documentation and records required under all Environmental Laws.

6.14	ERISA

The Credit Parties and each of their subsidiaries are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

6.15	Labor Relations.

No Credit Party is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. There is (i) no unfair labor practice compliant before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Credit Parties threatened, against any Credit Party or any of their subsidiaries, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Credit Parties, threatened, against any Credit Party or any of their subsidiaries, and (iii) to the knowledge of the Credit Parties, no petition for certification or union election or union organizing activities taking place with respect to any Credit Party or any of their subsidiaries. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the any Credit Party or any of their subsidiaries.

6.16	OFAC; Anti-Terrorism Laws.

a. No Credit Party or any of their subsidiaries is a Sanctioned Person or does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

b. The Credit Parties and their subsidiaries are in compliance in all material respects with the PATRIOT Act. No part of the proceeds of the Floor Plan Credit or any extension of credit hereunder or under the Note will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.	COVENANTS

Each of the Credit Parties covenant and agree that until payment in full of all the Obligations and termination of this Agreement:

7.01	Notice; Liens

The Credit Parties shall give Lender notice of any litigation which may adversely affect their businesses, and shall not permit Liens on its properties, except Liens for taxes not delinquent and Liens created pursuant to the Credit Documents. The Credit Parties shall notify Lender immediately in writing of any information which any Credit Party has or may receive which might in any way adversely affect the value of the Collateral or the rights of Lender with respect thereto. Notwithstanding anything to the contrary herein, the Credit Parties shall notify Lender promptly, in writing, of any change in the location of the Collateral or of any place of business or mailing addresses or the establishment of any new place of business or mailing address. The Credit Parties shall not change their states of organization.

7.02	Further Acts

The Credit Parties shall from time to time execute such further instruments and do such further acts and things as Lender may reasonably require to evidence and carry out the intent of this Agreement and the other Credit Documents.

7.03	Security Interest

The Credit Parties shall comply with the requirements of all state and federal laws in order to grant to Lender a valid and perfected first-priority security interest in the Collateral, with perfection, in the case of any Investment Property and Deposit Accounts, being effected by giving Lender control of such Investment Property and Deposit Account, rather than by the filing of a Uniform Commercial Code financing statement with respect to such Investment Property or Deposit Account.

7.04	Financial Statements

The Credit Parties shall furnish, within ninety (90) days of each subsequent fiscal year-end, audited financial statements prepared in accordance with GAAP and acceptable to Lender. Borrower agrees to furnish, on a monthly basis, monthly interim financial statements acceptable to Lender prepared in accordance with GAAP. The Credit Parties agree to furnish additional financial information to Lender, from time to time, at the request of Lender and to promptly inform Lender of any adverse development or determination of any litigation, claim, action or proceeding against any Credit Party that does or could have a Material Adverse Effect. Concurrently with each financial statement delivered hereunder, the Credit Parties shall deliver a certificate to the effect that the Credit Parties are not aware of any condition or event which constitutes a Default under this Agreement or any other Credit Document.

7.05	Collateral

The Credit Parties shall furnish to Lender in writing a current list of all Collateral for the purpose of identifying the Collateral and, further, execute and deliver such supplemental instruments, in the form of assignments or otherwise, as Lender shall require for the purpose of confirming and perfecting Lender’s security interest in any or all of such Collateral. The Credit Parties shall, at their expense and upon request of Lender, furnish copies of invoices issued by any Credit Party in connection with the Collateral, furnish certificates of insurance evidencing insurance on Collateral, furnish proof of payment of taxes and assessments on Collateral, and make available to Lender, any and all of the Credit Parties’ books, records, written memoranda, correspondence, purchase orders, invoices and other instruments or writings that in any way evidence or relate to the Collateral. The Credit Parties shall keep all of the Collateral in good condition and repair, protecting it from weather and other contingencies which might adversely affect it as secured hereunder.

7.06	Taxes

The Credit Parties shall pay when due all taxes, assessments or other governmental charges imposed upon it or its assets, franchises, business, income, profits, or the Collateral, before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a Lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if the Credit Parties establish an adequate reserve or other appropriate provision required by GAAP and deposits with Lender cash or bond in an amount acceptable to Lender. The Credit Parties shall provide Lender, within 30 days after filing, a certified copy of each Credit Party’s most recent federal income tax returns, including all supporting K-1’s, if any. Each Credit Party agrees to keep in effect all licenses, permits and franchises required by law or contract, and to pay all fees, taxes, assessments and other charges imposed by law on any Credit Party’s business, on any Credit Party’s property, on the Collateral or in connection with the sale or lease of any Inventory or on any agreement in connection herewith.

7.07	Affiliate Transactions

The Credit Parties shall not make any loan or advance directly or indirectly for the benefit of any of their Affiliates.

7.08	Subsidiaries

The Credit Parties will not establish, create or acquire after the date of this Agreement any subsidiary which is not listed on Schedule 6.09 as of the date of this Agreement.

7.09	Indebtedness

Borrower shall not directly or indirectly issue, assume, create, incur or suffer to exist any Indebtedness except for:

a. Indebtedness in favor of the Lender incurred under this Agreement and the other Credit Documents;

b. Indebtedness not to exceed $50,000 for any one purchase or lease, or $200,000 for all such purchases or leases in the aggregate, upon or in any Equipment acquired or held by Borrower to secure the purchase price of such Equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment; and

c. Indebtedness under any Hedge Agreement.

7.10	Debt Service Coverage Ratio

The Credit Parties shall not permit the ratio of (i) EBITDA minus income tax expense of Borrower, to (ii) Debt Service, all for the immediately preceding four (4) quarters then ended, to be less than the ratios set forth below:

1.00 to 1.00 for the fiscal quarter ended September 30, 2007

1.20 to 1.00 for the fiscal quarter ended December 31, 2007;

1.50 to 1.00 for the fiscal quarter ended March 31, 2008, and thereafter.

7.11	Minimum EBITDA

The Credit Parties shall not permit EBITDA of Borrower to less than the amount set forth below for such quarter:

$60,000	for fiscal quarter ended September 30, 2007;
$60,000	for fiscal quarter ended December 31, 2007;
$120,000	for fiscal quarter ended March 31, 2008;
$190,000	for fiscal quarter ended June 30, 2008, and thereafter.

8.	TERMINATION/EVENTS OF DEFAULT

8.01	Termination With Notice

Unless terminated earlier, this Agreement shall terminate on July 12, 2008. Notwithstanding anything to the contrary in Section 2.01, this Agreement may be terminated prior to July 12, 2008 by Borrower or Lender without cause by providing written notice to the other parties hereto to that effect. Such termination shall be effective upon the date set forth in the notice which shall be at least thirty (30) calendar days after the date of the notice; provided however that any such termination shall not relieve Credit Parties from any Obligations owed to Lender. Upon termination of this Agreement, all Obligations, including, but not limited to, all outstanding principal and interest owed under this Agreement and the Note, shall be immediately due and payable.

8.02	Termination Without Notice; Events of Default

a. The occurrence of any one or more of the following events (“Events of Default”, and each an “Event of Default”) shall constitute default under this Agreement, entitling Lender, at its election, to exercise all or any of the remedies set forth herein and entitling Lender, at its election, to terminate this Agreement without the advance notice required in Section 8.01: (i) the failure by any Credit Party to perform any covenant, restriction or agreement contained in any Credit Document or to pay any Obligation as and when due (whether upon demand, at maturity, by acceleration or otherwise, no prior demand therefor by Lender being necessary), it being expressly understood that time is of the essence hereunder; (ii) any representation, warranty, certification or statement made or deemed made by any Credit Party in any Credit Document or in any certificate, financial statement or other document delivered pursuant to any Credit Document, shall prove to have been incorrect in any material respect when made or deemed made; (iii) the occurrence and continuance of any default or event of default on the part of any Credit Party (including specifically, but without limitation, defaults due to non-payment) under the terms of any agreement, document or instrument pursuant to which any Credit Party has incurred any indebtedness for money borrower in excess of $100,000, which default would permit acceleration of such indebtedness, or which default under such agreement, document or instrument may reasonably expected to result in a liability to any Credit Party or the Credit Parties taken as a whole, in excess of $100,000; (iv) the occurrence and continuance of any default or event of default under any of the other Credit Documents, the Loan Agreement or under any other agreement between Borrower and Lender; (v) any Security Document to which any Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give Lender a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby; (vi) if the Maximum Credit shall be exceeded and Borrower shall fail to repay such excess with or without demand by Lender; (vii) any Credit Party removes or permits any of the Collateral or the records pertaining thereto to be removed from the location herein specified without prior written consent of Lender except for deliveries to customers in the ordinary course of business; (viii) any Credit Party fails to keep and maintain exclusive possession of and title to the Collateral and all of the records pertaining thereto except for deliveries in the ordinary course of business; (ix) the issuance of a court order, Lien or attachment against any part of the Collateral, if not expressly permitted in writing by Lender; (x) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Credit Party in an involuntary bankruptcy or insolvency proceeding or any other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of any Credit Party or for any substantial part of its property, or ordering the wind-up or liquidation of its affairs, or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or other similar law; (xi) the commencement by any Credit Party of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by any Credit Party to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Credit Party or of any substantial part of its property, or the making by any Credit Party of any general assignment for the benefit of creditors, or the failure of any Credit Party generally to pay its debts as such debts become due, or the taking of corporate action by any Credit Party in furtherance of any of the foregoing; (xii) the dissolution of any Credit Party, or (xiii) the occurrence of any Material Adverse Effect, which in the opinion of Lender impairs Lender’s security or the ability of Lender to recover repayment or performance of any Obligations or Lender deems itself insecure; (xiv) any Credit Party participating in transactions that are in violation of any statute, ordinance or law (specifically including, but not limited to, violating the laws of the United States, or any State relating to liquor, narcotics, firearms or gambling devices, and the Compliance Concerns); (xv) any Credit Party ceases to be Solvent; (xvi) judgments or decrees in the aggregate amount of $100,000 shall be entered against any Credit Party and/or its property and not released within a period of thirty (30) days or proceedings thereunder not stayed to the satisfaction of Lender in its sole discretion; (xvii) if any provision of this Agreement, the Note, or any other Credit Document shall for any reason cease to be in full force and effect, or, be declared null and void or unenforceable in whole or in part, or, the validity or enforceability of any such document shall be challenged or denied, or, if any Credit Party shall contest the validity or enforceability of any Credit Document or deny any further liability or obligation to Lender hereunder or thereunder; (xviii) any one or more licenses, permits, accreditations or authorizations of any Credit Party shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any governmental authority in response to any alleged failure by any Credit Party to be in compliance with applicable laws, and such action, individually or in the aggregate, if the event giving rise to such action is not remediated within thirty (30) days of notice of any of the foregoing events, would be reasonably likely to have a Material Adverse Effect; (xix) there shall occur a Change in Control; or (xx) Lender has reasonable cause to believe or suspect that any Credit Party is not complying or does not intend to comply with the terms and conditions hereof, the Collateral is inadequate or its prospect for payment insecure.

b. For purposes of this Section 8.02, the Credit Parties acknowledge, understand and agree that because of the potential for damage to Lender in the event of a material breach or repeated breaches of this Agreement or any other Credit Document by the Credit Parties, the term “reasonable cause to believe or suspect” shall be determined solely in Lender’s good-faith judgment and without regard to the actual occurrence of a breach.

8.03	Effect of Termination

Upon the effective date of any termination, Borrower’s rights hereunder to finance Items, and to use forms, promotional material, or any other materials provided by Lender hereunder shall cease, and Lender’s obligation to make further advances hereunder shall cease, but the Credit Parties’ Obligations will remain in full effect; and provided further, Borrower will not sell any Items without the prior written consent of Lender. Additionally, the Credit Parties’ Obligations set forth in Section 10.15 of this Agreement will also remain in full effect.

8.04	Additional Remedies; Acceleration

Upon the occurrence of any other Event of Default as described hereinabove, Lender may, in its sole discretion, terminate this Agreement and declare the total amount due hereunder immediately due and payable

(provided that upon the occurrence of an Event of Default described in Section 8.02(a)(x) or 8.02(a)(xi), all Obligations shall become immediately due and payable without any action by Lender), and may proceed to collect all amounts due and owing and to exercise any and all of its rights at law, in equity or otherwise, including, but not limited to:

a. enter any premises of any Credit Party, with or without legal process and take possession of the Collateral and remove it and any records pertaining thereto and/or remain on such premises and use it for the purpose of collecting, preparing and disposing of the Collateral;

b. take immediate possession of the Collateral without notice or resort to legal process, or at its option to render the Collateral unusable;

c. require the Credit Parties to assemble the Collateral and make it available to Lender at a place, to then be designated by Lender, which is reasonable and convenient to both parties;

d. apply the proceeds realized from disposition of the Collateral according to law and to payment of reasonable attorneys’ and paralegals’ fees and legal expenses of Lender, whether or not suit be filed. If the proceeds realized from disposition of the Collateral shall fail to satisfy all of the Obligations to Lender, the Credit Parties, jointly and severally, shall forthwith pay any deficiency balance to Lender, which amount shall bear interest from the date when due until paid in full at the Default Rate;

e. ship, reclaim, recover, store, finish, maintain and repair the Collateral; and

f. sell the Collateral at public or private sale, and the Credit Parties will be credited with the net proceeds of such sale only when they are actually received by Lender, any requirement of reasonable notice of any disposition of the Collateral will be satisfied if such notice is sent to the Credit Parties ten (10) days prior to such disposition. The Credit Parties will, upon request, assemble the Collateral and any records pertaining thereto and make them available at a place designated by Lender. Lender may, without limitation, be the purchaser at any such public or private sale. Lender may use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, tradestyle, copyright, patent right, trade secret or technical process used or utilized by any Credit Party. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy given under this Agreement, any other Credit Document or now or hereafter existing at law or in equity or by statute. Lender may proceed to protect and enforce its rights by an action at law, in equity or by any other appropriate proceedings. No failure on the part of Lender to enforce any of the rights hereunder shall be deemed a waiver of such rights or of any Event of Default and no waiver of any Event of Default hereunder will be deemed to be a waiver of any subsequent Event of Default. Any written notice required to be given to Borrower, if mailed by ordinary mail postage prepaid to Borrower’s mailing address given below shall be deemed reasonable notification.

The Credit Parties hereby, jointly and severally, waive notice of demand or intent to accelerate. Lender has all of the rights and remedies of a secured party under the UCC.

8.05	Remedies Cumulative

Each right, power and remedy of Lender provided for in this Agreement, in any other Credit Document or in any of the other instruments or agreements evidencing or securing the Obligations or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by Lender of any one or more of the rights, powers or remedies provided for in this Agreement, in any other Credit Document or in any such other instrument or agreement now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lender of all such other rights, powers or remedies, and no failure or delay on the part of Lender to exercise any such right, power or remedy shall operate as a waiver thereof.

9.	GUARANTY

9.01	The Guaranty

a. In order to induce Lender to enter into this Agreement, the Guarantors, jointly and severally, hereby unconditionally and absolutely guarantee to Lender as primary obligors and not merely as sureties, the full and prompt payment and performance when due, whether at stated maturity, acceleration or otherwise, of (i)(A) the advances of Floor Plan Credit by Borrower under this Agreement and pursuant to the Note and the other Credit Documents, including, without limitation, all principal of and interest on the advances of Floor Plan Credit, all fees, expenses, indemnities and other amounts payable by Borrower under this Agreement or any other Credit Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), and (B) all obligations of Borrower to Lender under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time), (ii) all other Obligations and (iii) all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of Lender in connection with any suit, action or proceeding to enforce or protect any of its rights hereunder (collectively, “Guaranteed Obligations”). If any or all of the Guaranteed Obligations becomes due and payable hereunder, the Guarantors, jointly and severally, unconditionally promise to pay such Guaranteed Obligations to Lender, on order, or demand, together with any and all reasonable expenses of Lender (including reasonable attorney fees and expenses) in collecting any of the Guaranteed Obligations.

b. Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of either Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code), and the obligations hereunder of the other Guarantor shall not be changed or otherwise affected thereby.

9.02	Guaranty Unconditional

The obligations of the Guarantors hereunder shall arise absolutely and unconditionally when Floor Plan Credit has been made by Lender to Borrower and shall be a continuing, absolute and unconditional guaranty that remains in full force and effect until all of the Guaranteed Obligations shall have been paid in full, this Agreement has terminated and the period during which any payment of the Guaranteed Obligations to Lender could be recovered as an avoidable preference under lit U.S.C. § 547, or any successor provision thereof, has expired. The Guarantors understand and agree that this Agreement is revolving in nature and that their guaranty under this Section 9 shall continue even if the balance is reduced to $0 if Lender should make a subsequent advance hereunder. The Guarantors agree that to the extent all or part of any payment of the Guaranteed Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any oilier party, then, to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and reinstated and continue in full force and effect as if said payment had not been made.

9.03	Nature of Liability

The liability of the Guarantors hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of Borrower and Guarantor’s liability hereunder shall not be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by Borrower, or (e) any payment made to Lender on the indebtedness which such Lender repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantors waive any tight to the deferral or modification of its obligations hereunder by reason of any such proceeding. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Guarantors under this Section 9 shall not exceed the maximum amount permitted by applicable law.

9.04	Independent Obligation

The obligations of each Guarantor hereunder is independent of the obligations of the other Guarantor, any other guarantor or Borrower, and a separate action or actions may be brought and prosecuted against either Guarantor whether or not action is brought against the other Guarantor or any other guarantor or Borrower and whether or not the other Guarantor or any other guarantor or Borrower is joined in any such action or actions.

9.05	Authorization

Each Guarantor authorizes Lender without notice or demand, and without affecting or impairing their liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of this Guaranty or the indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as Lender in its discretion may determine and (d) release or substitute any one or more endorsers, guarantors, any Credit Party or other obligors.

9.06	Reliance

It is not necessary for Lender to inquire into the capacity or powers of any Credit Party or any other guarantor or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.07	Waiver

a. Each Guarantor waives any right to require Lender to (i) proceed against any Credit Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Credit Party, any other guarantor or any other party, or (iii) pursue any other remedy in Lender’s power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of any Credit Party, any other guarantor or any other party other than payment in full of the indebtedness, including without limitation any defense based on or arising out of the disability of any Credit Party, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of any Credit Party other than payment in full of the indebtedness. Lender may, at its election, foreclose on any security held by Lender by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy Lender may have against any Credit Party or any other party, or any security, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the Guaranteed Obligations have been paid in full. Each Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against Borrower, each other Guarantor, or any other party or any security.

b. Each Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of hew or’ additional indebtedness. The Guarantors assume all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which the Guarantors assume and incur hereunder, and agree that Lender shall not have any duty to advise the Guarantors of information known to it regarding such circumstances or risks.

c. Each Guarantor hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of Lender against Borrower, the other Guarantor or any other guarantor of the indebtedness of Borrower owing to Lender (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby further agrees not to exercise any right to enforce any other remedy which Lender now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of Lender to secure payment of the indebtedness of Borrower until such time as all of the Guaranteed Obligations shall have been paid in full.

9.08	Application; Set-Off

a. Each Guarantor agrees that, upon the failure of Borrower to pay any Guaranteed Obligations when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that Lender may have at law, in equity or otherwise against either Guarantor, the Guarantors will, subject to the limitations of Section 9.01(b), jointly and severally, forthwith pay or cause to be paid to Lender, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.

b. All payments made hereunder shall be applied upon receipt as follows:

(i) first, to the payment of all reasonable costs and expenses owing to Lender pursuant to Section 9.01(a)(iii);

(ii) second, after payment in full of the amounts specified in clause (i) above, to the payment of the other Guaranteed Obligations owing to the Lender Sections 9.01(a)(i) and (ii); and

(iii) third, after payment in full of the amounts specified in clauses (i) and (ii) above, and following the termination of this Guaranty and this Agreement, to the Guarantors or any other Person lawfully entitled to receive such surplus.

c. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, Lender may, and is hereby authorized by the Guarantors, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by each of the Guarantors, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by Lender to or for the credit or the account of either of the Guarantors against any or all of the obligations of the Guarantors to Lender hereunder now or hereafter existing, whether or not such obligations may be contingent or unmatured, the Guarantors hereby granting to Lender a continuing security interest in and Lien upon all such deposits and other property as security for such obligations. Lender agrees to notify the Guarantors promptly after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.	GENERAL PROVISIONS

10.01	Acceptance by Lender

Lender’s extension of Floor Plan Credit to Borrower or renewal of Floor Plan Credit to Borrower after the date hereof, shall be deemed to be Lender’s acceptance hereof.

10.02	Continuing Agreement

This is a continuing Agreement and shall remain in full force and effect from the date hereof until terminated by one of the parties as provided in Section 8 of this Agreement and until all of the principal of, premium, if any, and interest on all of the Obligations, have been fully paid. This Agreement and the Liens and security interests created and granted hereunder shall remain in effect, notwithstanding the fact that at any time or from time to time there may be no Obligations outstanding, in order to secure all future Obligations. If this Agreement is revoked by operation of law as against any Credit Party, the other Credit Parties, jointly and severally, will indemnify and save Lender Indemnitees harmless from any loss which may be suffered or incurred by it in making, giving, granting or extending any loans or other credit, financing or financial accommodations, or otherwise acting, hereunder prior to receipt by Lender of notice in writing of such revocation.

10.03	Irrevocable Power of Attorney; Signatory Authorization—Factories, Auction Houses, etc.

Each Credit Party hereby irrevocably appoints Lender (and its officers, agents and/or employees) as its attorney-in-fact and coupled with an interest for the purpose of supplying and/or inserting any omitted information into any and all documents relating to the Floor Plan Credit and/or any Obligations, for the purpose of carrying out and performing all obligations under the Credit Documents and to execute any instrument, document, or notice which Lender may deem necessary or advisable to accomplish the purposes hereof, including for the purpose to protect the Collateral, obtain insurance, pay taxes, assessments, Liens, fees, charges or encumbrances, or order and pay for repairs or spend any amounts necessary to maintain the Collateral in good condition. All amounts so extended by Lender shall be advances of Floor Plan Credit with interest to accrue thereon as stated in the Note, from date of expenditure until paid.

10.04	Attorney Fees

In the event that legal proceedings are brought by Lender to enforce the terms, conditions or provisions of this Agreement or any related agreements or documents, Lender shall be entitled to recover all expenses (including, but not limited to, reasonable attorneys’ fees, legal expenses and reasonable costs of collection) of Lender in endeavoring to enforce the terms, conditions or provisions of this Agreement and/or collect amounts owing Lender in accordance with this Agreement, the workout thereof, and representation in any insolvency proceeding or case under the United States Bankruptcy Code.

10.05	Relationship

Neither Lender nor any Credit Party contemplates sharing of profits or liabilities. It is understood that this Agreement shall not be considered to create a partnership, agency, joint venture, or employee/employer relationship between Lender and any Credit Party. All rights of Lender shall inure to the benefit of its successors and assigns, and all obligations of the Credit Parties shall bind the successors and assigns of the Credit Parties.

10.06	Reliance

All covenants, agreements, representations and warranties made by any Credit Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any advance of Floor Plan Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations remain outstanding and unpaid.

10.07	Waiver

No failure on the part of Lender to exercise any of its rights hereunder shall be deemed a waiver of any such rights or any default. Demand, presentment, protest, and notice of dishonor, notice of protest, and notice of default are hereby waived by each of the Credit Parties. Each of the Credit Parties hereby waives all suretyship defenses including but not limited, to all defenses based upon impairment of collateral and all suretyship defenses described in the laws of the State of North Carolina.

10.08	Amendment

Any provision of this Agreement or any other Credit Document to which Borrower is a party may be amended if such amendment is in writing and is signed by Borrower and Lender. In connection with any amendment entered into in accordance with this Section, Borrower shall pay to Lender a fee to be negotiated between Borrower and Lender. Payment of such fee by Borrower to Lender shall be a condition precedent to the effectiveness of such amendment and shall be due on the date such amendment is signed by Lender.

10.09	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Credit Documents, and any separate letter agreement(s) relating to any fees payable to Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

10.10	Notices

Notices to any Credit Party shall be deemed given when personally delivered, by recognized overnight courier, by confirmed facsimile, or when deposited in the U.S. Mail, postage prepaid, addressed to such Credit Party, as its address shown on the signature pages of this Agreement. All Notices sent to any Credit Party may be (but are not required to be) sent with any periodic or billing statement. Notices to Lender shall be deemed given when received by Lender in writing at its address shown on the signature pages of this Agreement. The address of any party can be changed by written notice delivered to the other parties.

10.11	Governing Law; Venue; Jury Trial Waiver; Exemplary Damages Waiver

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to its principles governing conflicts of law, and the laws of the United States, and each Credit Party hereby submits all matters pertaining thereto to the exclusive jurisdiction of the courts of such State, and expressly waives any objections to venue in any of such courts and agree that service of process may be made on any Credit Party by mailing a copy of the summons and complaint or other initial pleadings by registered or certified mail, return receipt requested, to such party’s address specified in Section 9.10 for notices. Each Credit Party does further irrevocably and unconditionally to the extent permitted by applicable law waive the right to a trial by jury in any action or proceeding or counterclaim of any type as to any matter arising directly or indirectly out of or with respect to this Agreement, the Note, or any other Credit Documents, and does further agree that a copy hereof may be filed with any court as written evidence of its knowing, voluntary and bargained for agreement between and among the parties hereto with respect to such waiver. Each Credit Party does further agree that it shall not have a remedy of exemplary or punitive damages against Lender in any dispute, controversy, litigation proceeding or arbitration, and does waive any such remedy or claim to exemplary or punitive damages it now has or which may arise in the future in any such dispute or controversy with Lender.

10.12	Singular or Plural; Joint and Several Obligation

All references to singular shall also mean plural, masculine shall also mean feminine, and all singular pronouns shall include all signatories hereunder except for Lender.

10.13	Severability; Waiver; Merger; Headings

In the event that any provision of this Agreement is found to be illegal, invalid or unenforceable, it shall be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions of this Agreement. In such event, to the extent any interest rate, Default Rate, fee or other charge would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate or other charge permissible under such laws, and any excess interest or charges actually collected by Lender shall be credited as a partial prepayment of principal. This Agreement constitutes a complete, final and exclusive agreement between the Credit Parties and Lender, concerning the subject matter hereof. All prior negotiations concerning this Agreement have been merged into this Agreement. The headings used in this Agreement are for convenience and reference only, and not intended in any way to define or describe the scope or intent of any provision of this Agreement.

10.14	Assignment

No Credit Party may assign their rights and obligations under this Agreement without the prior written consent of Lender.

10.15	Indemnification

The Credit Parties, jointly and severally agree to indemnify, defend and hold harmless Lender and its affiliates and their respective employees, directors, shareholders and agents (collectively the “Lender Indemnitees”) from and against any and all claims, obligations, penalties, actions, suits, judgments, costs, disbursements, losses, liabilities and damages (including, without limitation, reasonable attorneys’ fees) of any kind whatsoever which may at any time be imposed on, assessed against or incurred by Lender Indemnitees in any way relating to or arising out of the Collateral, this Agreement, any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby, or any action taken or omitted to be taken by Lender Indemnitees in connection with the foregoing; provided, no Credit Party shall be liable for any portion of any such claims, obligations, etc., arising out of or resulting from the gross negligence or willful misconduct of any of Lender Indemnitees. The indemnification obligations of the Credit Parties under this Section 10.15 shall survive termination of this Agreement and payment in full of the Obligations.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be written, executed, and sealed as of the day and year first above written.

BORROWER:

FOUNTAIN DEALERS’ FACTORY SUPER STORE, INC., a North Carolina corporation

By:	/s/ Reginald M. Fountain, Jr.	(SEAL)
Name:	Reginald M. Fountain, Jr.
Title:	Chairman of the Board

Address:	1653 Whichard’s Beach Road Washington, North Carolina, 27889

GUARANTORS:

FOUNTAIN POWERBOATS, INC., a North Carolina corporation

By:	/s/ Reginald M. Fountain, Jr.	(SEAL)
Name:	Reginald M. Fountain, Jr.
Title:	Chairman of the Board/Chief Executive Officer

Address:	1653 Whichard’s Beach Road Washington, North Carolina, 27889

FOUNTAIN POWERBOAT INDUSTRIES, INC., a North Carolina corporation

By:	/s/ Reginald M. Fountain, Jr.	(SEAL)
Name:	Reginald M. Fountain, Jr.
Title:	Chairman of the Board/Chief Executive Officer

Address:	1653 Whichard’s Beach Road Washington, North Carolina, 27889

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REGIONS BANK

By:	/s/ William W. Teegarden
Name:	William W. Teegarden
Title:	Vice President

Address:

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[SCHEDULES OMITTED]

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